UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2015

RADIUS HEALTH, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-35726	80-0145732
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Winter Street

Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

(617) 551-4000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2015, the Board of Directors (the “Board”) of Radius Health, Inc. (the “Company”) elected Anthony Rosenberg as a Class III director of the Company, replacing Morana Jovan-Embiricos, who resigned from the Board on February 27, 2015.  Mr. Rosenberg has been appointed to serve on the Strategy Committee of the Board (the “Strategy Committee”) and as the Chair of the Strategy Committee.

Mr. Rosenberg will participate in the Company’s standard compensation program for non-employee directors (the “Non-Employee Director Compensation Program”), including an annual retainer of $35,000 for service as a non-employee director, an addition annual retainer of $10,000 for service as Chair of the Strategy Committee and an initial award of an option to purchase 30,000 shares of the Company’s common stock (the “Initial Award”).  In consideration of his appointment as the Chair of the Strategy Committee, Mr. Rosenberg received an additional award of an option to purchase 30,000 shares of the Company’s common stock (the “Strategy Committee Award”).  The Strategy Committee Award is in addition to the Initial Award and the other compensation provided under the Company’s Non-Employee Director Compensation Program.  Each of the Initial Award and the Strategy Committee Award has an exercise price equal to $44.18, the closing price per share of the Company’s common stock on the date of grant, and will vest and become exercisable in equal installments on each of the first four anniversaries of the date of grant, subject to continued service on the Board through each such vesting date, provided that each such option will vest and become exercisable in full immediately prior to a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan) that occurs during Mr.  Rosenberg’s continuous service as a non-employee member of the Board.  Mr. Rosenberg has also entered into the Company’s standard indemnification agreement for directors and officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIUS HEALTH, INC.

Date: March 2, 2015	By:	/s/ B. Nicholas Harvey
B. Nicholas Harvey
Chief Financial Officer

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